Exhibit 10.7

EXECUTION COPY

TRANSITION MARKETING AND DISTRIBUTION SERVICES AGREEMENT

THIS TRANSITION MARKETING AND DISTRIBUTION SERVICES AGREEMENT, dated as of April     , 2004, is by and between Hospira, Inc., a Delaware corporation (“Hospira”) and                       , a               corporation with its principal place of business as provided in Schedule 7 of this Agreement (“Distributor”) and is effective as of the Effective Time (as defined below).

WHEREAS, the board of directors of Abbott (as defined below) has determined that it is appropriate and advisable to separate its core hospital products business from Abbott’s other businesses by contributing the core hospital products business and related assets to Hospira and distributing the shares of Hospira to the shareholders of Abbott, so that the core hospital products business will be owned by Hospira;

WHEREAS, the transfer to Hospira of the Delayed Ex-U.S. Commercial Assets (as defined below) and the Delayed Ex-U.S. Commercial Liabilities (as defined below) within the Territory (as defined below) cannot be accomplished until Hospira obtains regulatory approvals for the transfer of the marketing authorizations for the Products (as defined below) and establishes its own operations in the Territory; and

WHEREAS, Hospira and Distributor have agreed that, until the transfer of the marketing authorizations for the Products to Hospira is accomplished and Hospira establishes its own operations in the Territory, Distributor shall promote, market, distribute and sell the Products within the Territory for Hospira, but without assuming the commercial risks associated with such activities, and Hospira shall assume the commercial risks associated with Distributor’s promotional, marketing, distributing and selling activities.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties hereto agree as follows:

1.             DEFINITIONS.  Capitalized terms used herein have the meanings ascribed to them in the Separation and Distribution Agreement (as defined below) unless otherwise defined herein.  Reference is made to Section 8.11 regarding the interpretation of certain words and phrases used in this Agreement (as defined below).  In addition, for the purpose of this Agreement, the following terms shall have the meanings set forth below.

“2004 Plan” means the 2004 plan attached as Schedule 1 of this Agreement.

“Abbott” means Abbott Laboratories, an Illinois corporation.

“Abbott Subsidiary” means any Subsidiary of Abbott other than Hospira and any Hospira Subsidiary.

“Activities” means any Additional Activities, Distributor Activities, Enhanced Activities or New Activities.

“Additional Activities” has the meaning set forth in Section 4.1(a) of this Agreement.

“Adjusted Plan for 2005” means the 2004 Plan adjusted for expected inflation for 2005 in the country in which the Distributor maintains its principal place of business with the amount of such adjustment to be determined by Abbott no later than August 31, 2004 by requesting from each of three (3) major money center commercial banks an estimate of inflation rates for 2005 for such country and averaging the responses received from such banks; provided that if not all banks respond for such country, then the average shall be taken using the data provided by the responding banks.

“Adjusted Plan for 2006” means the Adjusted Plan for 2005 adjusted for expected inflation for 2006 in the country in which the Distributor maintains its principal place of business with the amount of such adjustment to be determined by Abbott no later than August 31, 2005 by requesting from each of three (3) major money center commercial banks an estimate of inflation rates for 2006 for such country and averaging the responses received from such banks; provided that if not all banks respond for such country, then the average shall be taken using the data provided by the responding banks.

“Agreement” means this Transition Marketing and Distribution Services Agreement and each of the Schedules hereto.

“Book Value” means, for any Delayed Ex-U.S. Commercial Liability, the recorded amount of such Delayed Ex-U.S. Commercial Liability in the accounting books of Distributor as of a particular date, calculated in accordance with Distributor’s policies and procedures as in effect at such time.

“Business Entity” means any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability entity or other entity.

“Change of Control Event” has the meaning set forth in Section 8.5 of this Agreement.

“Closing Date” has the meaning set forth in Section 7.1 of this Agreement.

“Closing Report” has the meaning set forth in Section 7.4 of this Agreement.

“Delayed Ex-U.S. Commercial Assets” means: (i) the Hospira Assets (other than Delayed Ex-U.S. Manufacturing Assets) that are held by Distributor as of the Effective Time; and (ii) the Hospira Assets that are held by Distributor of the type described in subsection (v) of the definition of Hospira Assets in the Separation and Distribution Agreement.

“Delayed Ex-U.S. Commercial Liabilities” means: (i) the Hospira Liabilities (other than Delayed Ex-U.S. Manufacturing Liabilities) of Distributor that remain outstanding as of the Effective Time; and (ii) the Hospira Liabilities of Distributor of the type described in subsection (vi) of the definition of Hospira Liabilities in the Separation and Distribution Agreement.

“Distribution Date” means the date determined by the board of directors of Abbott, in its sole discretion, for the consummation of the Distribution.

“Distributor Activities” has the meaning set forth in Section 4.1(a) of this Agreement.

“Enhanced Activities” has the meaning set forth in Section 4.1(b) of this Agreement.

“Effective Time” means 11:59 p.m. Eastern Time on the Distribution Date.

“Factored Assets” has the meaning set forth in Section 7.2 of this Agreement.

“Factored Liabilities” has the meaning set forth in Section 7. 2 of this Agreement.

“Factoring Adjustment” means the difference resulting from subtracting: (a) the present discounted value of the Net Book Value of the Factored Assets, the Book Value of the Factored Liabilities and the Book Value of the intercompany trade payables related to the Products outstanding as of the Closing Date, calculated utilizing the Local Interest Rate for the period from the Closing Date through the remaining portion of the remittance terms as set forth on column one of Schedule 2 of this Agreement; from (b) the Net Book Value of the Factored Assets, the Book Value of the Factored Liabilities and the Book Value of the intercompany trade payables related to the Products outstanding as of the Closing Date.

“Fixed Fee Retainer” means the following monthly payments payable in local currency: (i) for each month of the period commencing on the date after the Distribution Date and ending on November 30, 2004, one hundred five percent (105%) of the expenses included in the 2004 Plan for each such month; (ii) for each month of the period commencing on December 1, 2004 and ending on November 30, 2005, one hundred five percent (105%) of the expenses for each such month in the Adjusted Plan for 2005; and (iii) for each month during the period commencing on December 1, 2005 and ending on the last day of the Term, one hundred five percent (105%) of the expenses for each such month in the Adjusted Plan for 2006.

“Guidelines” has the meaning set forth in Section 4.4 of this Agreement.

“Hospira” has the meaning set forth in the Recitals.

“Hospira Subsidiary” means any Subsidiary of Hospira. For greater clarity, the Transferred Entities shall be deemed to have been Hospira Subsidiaries at all times prior to the Effective Time.

“Local Closing” has the meaning set forth in  Section 7.1 of this Agreement.

“Local Interest Rate” means the prevailing local per annum interest rate for ninety (90) day borrowings as in effect on the Distribution Date in the country in which Distributor maintains its principal place of business, determined on a basis consistent with Abbott’s treasury policies and procedures as of the Distribution Date.

“Net Asset Value” means the difference between the Net Book Value of the Delayed Ex-U.S. Commercial Assets and the Book Value of the Delayed Ex-U.S. Commercial Liabilities held by Distributor as of a particular date.

“Net Book Value” means, for any Delayed Ex-U.S. Commercial Asset, the recorded costs of such Delayed Ex-U.S. Commercial Asset in the accounting books of the Distributor, adjusted for related valuation reserves, amortization and depreciation, as of a particular date, calculated in accordance with Distributor’s policies and procedures as in effect at such time.

“New Activities” has the meaning set forth in Section 4.1(d) of this Agreement.

“Notice of Local Closing” has the meaning set forth in Section 6.2 of this Agreement.

“Parties” means the parties to this Agreement.

“Person” means any: (i) individual; (ii) Business Entity; or (iii) Governmental Authority.

“Products” has the meaning set forth in Section 2.1 of this Agreement.

“Purchase Price” has the meaning set forth in Section 7.3 of this Agreement.

“Purchaser” means Hospira or a Hospira Subsidiary or designee that shall purchase the Delayed Ex-U.S. Commercial Assets and assume the Delayed Ex-U.S. Commercial Liabilities at the Local Closing.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement by and between Abbott and Hospira dated April 12, 2004.

“Subsidiary” of any Party means another Business Entity that is directly or indirectly controlled by such Party.  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Business Entity, whether through ownership of voting securities or other interests, by contract or otherwise.  For the avoidance of doubt, TAP Pharmaceutical Products Inc., TAP Finance Inc. and TAP Pharmaceuticals Inc. are not Subsidiaries of Abbott as that term is used in this Agreement.

“Term” has the meaning set forth in Section 6.1 of this Agreement.

“Territory” has the meaning set forth in Section 2.2 of this Agreement.

“Third Party” means any Person other than Abbott, any Abbott Subsidiary, Hospira and any Hospira Subsidiary.

“Transition Services Period” means the period from the Effective Time until the earlier of: (i) the Closing Date; and (ii) except as otherwise provided in Section 8.1 of this Agreement, the second anniversary of the Distribution Date.

2.             DISTRIBUTION

2.1           Products.  For purposes of this Agreement, “Products” means the Hospira Products that are sold in the Territory by Distributor as of the Effective Time and such other products that are added by the Parties pursuant to the provisions of this Agreement.

2.2           Territory.  Hospira hereby appoints Distributor, and Distributor hereby accepts such appointment, to promote, market, distribute and sell the Products within the country or countries listed on Schedule 3  of this Agreement (the “Territory”) in its own name, acting as Hospira’s non-exclusive distributor.

2.3           Distribution Channels.  Distributor has the right to promote, market, distribute and sell the Products to customers in the Territory through all channels of distribution either by itself or by way of any Third Parties, including wholesalers, sub-distributors and agents.  The promotion, marketing, distribution or sale of Products by any Third Party shall require the prior written consent of Hospira unless: (i) such Third Party was engaged in the promotion, marketing, distribution or sale of the Products prior to the Effective Time; or (ii) Distributor is obtaining analogous services for Abbott products from such Third Party.  Distributor shall not grant to any wholesalers, sub-distributors or agents any rights greater than those that are granted by Hospira to Distributor under this Agreement.

2.4           Independent Contractor.  Each of the Parties hereby acknowledges that the Parties are separate entities, each of which has entered into this Agreement for independent business reasons.  The relationship of the Parties hereunder is that of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship.

2.5           Performance by Subsidiaries.  All rights and obligations of a Party under or pursuant to this Agreement may be exercised, satisfied, met or fulfilled, in whole or in part, by such Party directly or, in the case of Distributor, by any Abbott Subsidiary and, in the case of Hospira, by any Hospira Subsidiary.

3.             PURCHASE OF PRODUCTS AND TERMS OF SALE

3.1           Orders; Terms and Conditions.  Distributor shall purchase from Hospira, and Hospira shall sell to Distributor, such quantities of Products as Distributor may order from time to time pursuant to the terms of this Agreement.  The price, terms and conditions of each sale of Products to Distributor shall be agreed from time to time by

Distributor and Hospira.  Any provisions in any preprinted order form or order document used by Hospira or Distributor are explicitly rejected and shall be null and void and of no force or effect.

3.2           Payments.  (a) During each month of the Term, Hospira shall pay to Distributor the Fixed Fee Retainer and such other amounts as described in Schedule 4 of this Agreement.

(b)              Distributor shall pay Hospira the amounts described in Schedule 4 of this Agreement under the terms and conditions described therein.

(c)              Hospira hereby authorizes Distributor to offset the amounts due from Hospira to Distributor under subsection (a) from the amounts due from Distributor to Hospira under subsection (b).  If the difference resulting from such offset is a positive number, Distributor shall pay such difference to Hospira in accordance with Schedule 4 of this Agreement.  If such difference is a negative number, Hospira shall pay such difference to Distributor in accordance with Schedule 4 of this Agreement.

3.3           Late Payments.  All amounts due under this Agreement that are not paid when due shall bear interest at a rate per annum equal to the sum of: (i) Local Interest Rate; and (ii) two percent (2%).

4.             DISTRIBUTOR’S ACTIVITIES

4.1           Distributor Activities.  (a)   During the Term, Distributor shall perform regulatory, pharmacovigilance, promotional, marketing, distribution and selling activities for the Products in the Territory in a manner that is: (i) substantially similar in nature, quality and timeliness to those services contemplated by the Parties in preparing the 2004 Plan; (ii) consistent with the Guidelines, the Abbott Code of Business Conduct and applicable local laws; and (iii) subject to Hospira’s commercially reasonable instructions with respect to such activities (the “Distributor Activities”).  Nothing in this Agreement shall require either of the Parties to perform or cause to be performed any Activities in a manner that would constitute a violation of applicable laws, the marketing authorizations for the Products or the Abbott Code of Business Conduct.

(b)           Subject to Section 4.1(c), Distributor shall perform any Distributor Activities for the distribution of Product that are of a nature contemplated by the Parties in preparing the 2004 Plan but are of a volume that exceeds that contemplated by the

2004 Plan (“Additional Activities”) without the need for a prior written request by Hospira.  If Hospira requests in writing that Distributor perform: (i) Distributor Activities other than for the distribution of Product; or (ii) services or activities related to the Products that are of a nature contemplated by the Parties in preparing the 2004 Plan but are of a quality or timeliness that exceed those contemplated by the Parties in preparing the 2004 Plan (collectively, the “Enhanced Activities”), subject to Section 4.1(c), Distributor shall provide such Enhanced Activities to the extent Distributor believes in its reasonable judgment that it can provide such Enhanced Activities without disruption of its other business.

(c)           Hospira shall reimburse Distributor for one hundred five percent (105%) of any incremental costs incurred by Distributor in providing any Additional Activities or Enhanced Activities, including all fixed costs and employment and employee-related costs incurred to provide such Additional Activities or Enhanced Activities (notwithstanding anything to the contrary in the Employee Benefits Agreement between Abbott and Hospira).  Prior to hiring or assigning any incremental employee to provide such Additional Activities or Enhanced Activities or incurring any fixed costs in connection with such Additional Activities or Enhanced Activities Distributor shall notify Hospira in writing of its intention to do so, and Hospira shall have fifteen (15) days to either provide the written agreement of its Vice President and General Manager, International Commercial Operations or his designee to the hiring or assignment of such incremental employee or incurring any such fixed costs or to withdraw or modify its request for Enhanced Activities such that, in the reasonable judgment of  Distributor, no additional employee is required and no fixed cost will be incurred.  Distributor shall have no liability for failing to perform any Additional Activities that are the subject of any such notice for any period prior to its receipt of Hospira’s written agreement to the hiring or assignment of incremental employees or incurrence of fixed costs.  If Hospira does not respond to such notice, it will be deemed to have withdrawn its request for that portion of the Enhanced Activities to be performed by an incremental employee or as to which such fixed costs relate, and Distributor shall have no obligation to perform the Additional Activities for which such incremental employees were to be hired or assigned or fixed costs were to be incurred.

(d)           During the Term, Hospira may identify services or activities related to the Products that Hospira would like Distributor to provide to Hospira that were not of the nature contemplated by the Parties as Distributor Activities in preparing the 2004 Plan (“New Activities”).   The Parties shall negotiate in good faith the nature of and costs for providing such New Activities; provided, however, that Distributor shall have no obligation to provide any New Activities unless it otherwise agrees in writing, including with respect to the cost of such New Activities.

4.2           Proration.  In the event of any partial payment of any invoice covering both Hospira Products and other products of Distributor, the amount collected by Distributor from the customer shall be allocated to Hospira in the same proportion that the amount of the invoice for the Products bears to the total amount of the invoice.  Any interest recovered or out-of-pocket expenses incurred in connection with the collection of an invoice covering both Products and other products of Distributor shall be allocated to Hospira in the same proportion that the amount of the invoice for the Products bears to the total invoice.

4.3           Disclaimer.  (a)  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL SERVICES AND PRODUCTS ARE PROVIDED ON AN “AS-IS” BASIS AND DISTRIBUTOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OR ANY OTHER WARRANTY WHATSOEVER; and (b) notwithstanding anything to the contrary herein: (i) Distributor shall not be required to perform or cause to be performed any Activities or any other service or activity for the benefit of any Party other than Hospira and any Hospira Subsidiary; and (ii) Distributor shall have no obligation to Hospira for any Liabilities relating to, arising out of, or resulting from the Activities except to the extent that such Liabilities relate to, arise out of or result from (A) Distributor’s gross negligence or willful misconduct or (B) Distributor’s payment obligations pursuant to this Agreement.

4.4           Adherence to Guidelines.  Each of Hospira and Distributor hereby agrees and covenants that during the Term it shall adhere to the guidelines for Distributor Activities set forth in Schedule 5 of  this Agreement (the “Guidelines”).

5.             INDEMNIFICATION

5.1           Indemnification by Hospira.  Hospira shall, to the fullest extent permitted by law, indemnify, defend and hold Distributor harmless against and in respect of any Liabilities relating to, arising out of, or resulting from: (i) Distributor’s performance of this

Agreement; (ii) the Delayed Ex-U.S. Commercial Assets and Delayed Ex-U.S. Commercial Liabilities held by Distributor; and (iii) any failure by Purchaser to perform any obligations of Purchaser contemplated under this Agreement, including the failure by Purchaser to effect a Local Closing under Article 7 of this Agreement; provided, however, that Hospira shall not be required to indemnify Distributor to the extent any Liabilities relate to, arise out of, or result from the gross negligence or willful misconduct of Distributor in performing this Agreement.

5.2           Indemnification by Distributor.  Distributor shall, to the fullest extent permitted by law, indemnify, defend and hold harmless Hospira against and in respect of any Liabilities relating to, arising out of, or resulting from the gross negligence or willful misconduct of Distributor in performing this Agreement.

6.             EFFECTIVE TIME AND TERM

6.1           Term.  This Agreement shall become effective at the Effective Time and shall remain in effect for a term expiring on the second anniversary of the Distribution Date unless: (i) terminated by Hospira on an earlier date by initiating the Local Closing in accordance with the provisions of Section 6.2; or (ii) extended due to an event of force majeure in accordance with Section 8.1 (the “Term”).

6.2           Local Closing.  Hospira shall be entitled to initiate a Local Closing at any time during the Term by giving Distributor at least ninety (90) days’ prior written notice of such Local Closing (the “Notice of Local Closing”).  Hospira shall identify the name and address of the Purchaser at least ninety (90) days prior to the Local Closing.

6.3           Survival. The provisions of Section 4.3, Article 5, Section 8.3, Section 8.4, Section 8.5, Section 8.6, Section 8.8, Section 8.9, Section 8.10, Section 8.11 and Section 8.12 of this Agreement, any outstanding payment obligations under Article 3 or Section 4.1(c) and any outstanding payment, invoicing and wind down obligations under Article 7 shall survive the termination of this Agreement and shall remain in full force and effect thereafter.

7.             PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

7.1           Local Closing.  Except as otherwise provided in Section 7.5 below, at the expiration or termination of the Term pursuant to Article 6, there will be a local closing (the “Local Closing”) to evidence and effectuate: (i) transfer of all legal title to and physical possession of all the Delayed Ex-U.S. Commercial Assets owned by Distributor

(other than the Factored Assets) as of the date of the Local Closing (the “Closing Date”) to Purchaser; and (ii) the assumption by Purchaser of all Delayed Ex-U.S. Commercial Liabilities of Distributor (other than Factored Liabilities and intercompany trade payables related to the Products) outstanding as of the Closing Date.  Any Delayed Ex-U.S. Commercial Liabilities that are included in the calculation of the Fixed Fee Retainer shall not be considered Delayed Ex-U.S. Commercial Liabilities as of the Closing Date and shall be paid in accordance with the provisions of Section 7.6 of this Agreement.  The Closing Date must occur following the close of business on the last business day of a month and must occur on or before the last day of the Term.

7.2           Factored Assets and Factored Liabilities.  Any Delayed Ex-U.S. Commercial Assets or Delayed Ex-U.S. Commercial Liabilities (such as trade receivables and certain Third Party Liabilities) that cannot be legally or practically transferred to or assumed by Purchaser at the Local Closing  (respectively, the “Factored Assets” and “Factored Liabilities”) and intercompany trade payables related to the Products: (i) shall not be included as part of the Delayed Ex-U.S. Commercial Assets and the Delayed Ex-U.S. Commercial Liabilities to be transferred to Purchaser; (ii) shall not be considered as Hospira Assets or Hospira Liabilities after the Local Closing; and (iii) shall be retained by Distributor.  In order to reflect the time value of money, the Parties shall calculate the Factoring Adjustment.

7.3           Asset Purchase and Liability Assumption.  On the Closing Date, Distributor shall sell, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept delivery of, all Delayed Ex-U.S. Commercial Assets owned by Distributor (other than Factored Assets) as of the Closing Date and Purchaser shall accept, assume and agree faithfully to perform, discharge and fulfill the Delayed Ex-U.S. Commercial Liabilities of Distributor (other than Factored Liabilities and intercompany trade payables related to the Products) outstanding as of the Closing Date in exchange for a purchase price equal to: (i) the Net Asset Value of the Delayed Ex-U.S. Commercial Assets and Delayed Ex-U.S. Commercial Liabilities transferred as of the Closing Date; plus (ii) the Factoring Adjustment (the “Purchase Price”).  The Purchase Price shall be paid in accordance with the provisions of Section 7.4 below.

7.4           Invoice and Payment.  Within twenty (20) days following the Closing Date, Distributor shall (a) prepare and deliver to each of Hospira and Purchaser a report (the “Closing Report”) setting forth: (i) a list identifying all of the Delayed Ex-U.S. Commercial Assets and Delayed Ex-U.S. Commercial Liabilities transferred to or assumed by Purchaser at the Local Closing which shall contain the information regarding such Delayed Ex-U.S. Commercial Assets and Delayed Ex-U.S. Commercial Liabilities, and be in such format or formats, as is available from the books and records of Distributor; (ii) the Net Book Value of all Delayed Ex-U.S. Commercial Assets transferred by Distributor to Purchaser at the Local Closing and the Book Value of all Delayed Ex-U.S. Commercial Liabilities assumed by Purchaser at the Local Closing; (iii) the Net Book Value of the Factored Assets and the Book Value of the Factored Liabilities; (iv) the Book Value of the intercompany trade payables related to the Products; (v) the amount of the Factoring Adjustment; and (vi) the Purchase Price; and (b) provide an invoice to Purchaser stating the Purchase Price plus any applicable value added Taxes, sales Taxes or transfer Taxes or any similar Taxes payable by Purchaser in accordance with the provisions of applicable law.  Purchaser shall pay the amount so invoiced within thirty (30) days from the date of Distributor’s invoice.  The Purchase Price plus any applicable Taxes shall be paid in the local currency of the country in which Distributor has its principal place of business in accordance with payment instructions to be provided by Distributor.

7.5           Failure to Close.  Subject to the provisions of Section 8.1, if Hospira does not provide Notice of Local Closing at least ninety (90) days prior to the end of the Term, the following shall be applicable as of the end of the Term:

(a)           Except as otherwise provided in Section 7.5(d) below, Distributor shall not have any responsibility, liability or obligation to Hospira with respect to the Delayed Ex-U.S. Commercial Assets and Delayed Ex-U.S. Commercial Liabilities in the Territory;

(b)           Within twenty (20) days following the end of the Term, Distributor shall provide an invoice to Hospira indicating the Purchase Price calculated as if the Local Closing had taken place as of the end of the Term and Hospira shall pay the invoice within thirty (30) days from the date of such invoice;

(c)           As of the end of the Term, Distributor shall immediately cease all Activities related to the Products, except to the extent necessary for Distributor to satisfy its remaining contracts, commitments or other legal obligations in the Territory related to the Products; and

(d)           Subject to the provisions of Section 7.5(c), Distributor shall proceed to liquidate all the Delayed Ex-U.S. Commercial Assets existing as of the end of the Term and pay all Delayed Ex-U.S. Commercial Liabilities outstanding as of the end of the Term and, following the completion of the wind down activities, to remit the proceeds from such wind down to Hospira, net of Delayed Ex-U.S. Commercial Liabilities and the costs incurred by Distributor in connection with such wind down activities.  Any proceeds resulting from such wind down activities shall be remitted to Hospira in the local currency of the country in which Distributor has its principal place of business in accordance with payment instructions to be provided by Hospira.

7.6           Payment of Final Amounts.  Distributor shall provide to Hospira a report indicating any amounts accrued but not yet paid as of the Closing Date in accordance with the provisions of Section 3.2 by the first business day after the Distributor shall be obligated to submit a D.1.1. to Abbott headquarters in accordance with Abbott’s policies and procedures in effect at such time.  Hospira or Distributor, as applicable, shall pay the net amount reflected on such report on the next Netting Date following the end of the period that begins with the date of such report and ends thirty days thereafter.

7.7           Wind Down of Tenders.  The Parties hereby agree that the Parties shall enter into good faith negotiations prior to the end of the Term to reach agreement on winding down all tender contracts: (i) that cover Products; and (ii) the term of which extends past the end of the Term.

8.             MISCELLANEOUS.

8.1           Force Majeure.  Neither Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of a Governmental Authority, embargoes, epidemics, war, riots, insurrections, acts of terrorism, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment.  In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.  Notwithstanding the foregoing, the Local Closing shall not be delayed pursuant to this Section beyond the date that is thirty (30) months after the Effective Time.

8.2           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

8.3           Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois irrespective of the choice of laws principles of the State of Illinois, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

8.4           Dispute Resolution.  Any controversy, dispute or claim (whether arising in contract, tort or otherwise) arising out of or relating in any way to this Agreement shall be resolved pursuant to the procedures set forth in Schedule 6 of this Agreement.  Unless otherwise agreed in writing, the Distributor shall continue to perform Activities in accordance with the provisions of this Agreement during the course of any dispute, but in no event shall such Activities extend beyond the second anniversary of the Distribution Date, unless the Local Closing is delayed under Section 8.1.

8.5           Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto.  Notwithstanding the foregoing, this Agreement shall be assignable by either Party in whole with the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned) in connection with: (i) a merger or consolidation of such Party if (a) such Party is not the surviving entity, or (b) such Party’s shareholders constitute less than 70% of the surviving shareholders; (ii) the sale of all or substantially all of the assets of such Party; or (iii) the acquisition by a Third Party of at least 30% of the combined voting power of the then-outstanding securities of such Party entitled to vote generally in the election of directors (each such occurrence, a “Change of Control Event”), in each case so long as the resulting, surviving or transferee Person assumes all the obligations of the assignor hereunder by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.  It shall not be deemed to be unreasonable for a Party to withhold consent to assignment in connection with a Change of Control Event on the basis that the proposed assignee is a competitor of such Party.  In the event a Party effects a Change of Control Event without the other Party’s prior written consent to assign this Agreement as set forth above, the latter Party may terminate this Agreement, in its sole discretion, with effect immediately upon the occurrence of such Change of Control Event.

8.6           Notices.  All notices or other communications under this Agreement must be in writing and shall be deemed to be duly given: (i) when delivered in person; (ii) upon transmission via confirmed facsimile transmission, provided that such transmission is followed by delivery of a physical copy thereof in person, via U.S. first class mail, or via a private express mail courier; or (iii) two (2) days after deposit with a private express mail courier, in any such case addressed as set forth on Schedule 7 of this Agreement.  Any Party may, by notice to the other Party, change the address to which such notices are to be given.

8.7           Severability.  If any provision of this Agreement or the application thereof to any entity or person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to any entity or person or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

8.8           Waivers of Default.  Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.

8.9           Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.10         Amendments.  No provisions of this Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by the authorized representative of both Parties.  No provisions of this Agreement shall be deemed waived unless such waiver is in writing and signed by the authorized representative of the Party against whom it is sought to be enforced.

8.11         Interpretation.  Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires.  The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole

(including all of the Schedules hereto) and not to any particular provision of this Agreement.  Article, section, and schedule references are to the articles, sections, and schedules to this Agreement unless otherwise specified.  Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive.  Unless otherwise specified in a particular case, the word “days” refers to calendar days.  References herein to this Agreement shall be deemed to refer to this Agreement as of the Effective Time and as it may be amended thereafter, unless otherwise specified.

8.12         Mutual Drafting.  This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the Parties have caused this Transition Marketing and Distribution Services Agreement to be executed as of the date first written above.

[Distributor]	Hospira, Inc.

By:	By:
Title:	Title: